EXHIBIT 10.7

May 1, 2007

Marykay Wells
8904 Woodfern Court
Raleigh, NC 27613

Dear Marykay:

I am very pleased to confirm an offer of employment to you in the exempt position of Chief Information Officer and Vice President, Information Technology. In this capacity, you will be reporting to Bill Everett, Executive Vice President and Chief Financial Officer. Your starting base salary will be $8,846.16 bi-weekly. This position has been designated by Tekelec's Compensation Committee of the Board of Directors as a corporate officer position, and you will be eligible to participate in the Officer Severance Plan.

In addition, you will receive a $75,000.00 sign-on bonus payable with your first payroll (all applicable taxes withheld). If you voluntarily terminate your employment with Tekelec or Tekelec must terminate your employment for deliberate nonperformance within the first year, you agree to repay Tekelec for the above-mentioned bonus. Your signature on this offer acknowledges your acceptance of this provision.

As part of your compensation package, I will recommend to  the Compensation Committee of Tekelec that it grant to you 10,000  restricted stock units (RSUs) under Tekelec's Amended and Restated 2004 Equity Incentive Plan for New Employees (the "2004 Plan"), including vesting provisions, effective as of  the date of the Compensation Committee's action granting such  RSUs (the "grant date").  The RSUs will in all respects be subject to the terms and provisions of the 2004 Plan and the agreement evidencing the grant of RSUs.

I will also recommend to Tekelec's Compensation Committee that it grant you stock appreciation rights with respect to 30,000 shares of the Company's Common Stock ("SARs") under the 2004 Plan, including vesting provisions, effective as of the date of the Compensation Committee's action granting such SARs (the "grant date"). The SARs entitle you to receive, upon their settlement (the "settlement date"), the total amount of the appreciation (the "Appreciation") in the fair market value of the Company's Common Stock with respect to the number of SARs being exercised, and computed as (A) the excess, if any, of (i) the value of one share of Tekelec Common Stock on the settlement date over (ii) the value of one share of Tekelec Common Stock on the grant date, multiplied by (B) the number of SARs being exercised. The Appreciation will be payable in shares of Tekelec Common Stock calculated using the closing sales price of Tekelec Common Stock as of the settlement date. The SARs will in all respects be subject to the terms and provisions of the 2004 Plan and the agreement evidencing the grant of SARs.

May 1, 2007
Page Two

As a new employee, you will be eligible to participate in many of Tekelec's benefit programs, which include medical, dental, vision, life and disability plans, a 401(K) plan and an educational assistance program. Your participation in these plans is subject to the terms, conditions and limitations contained in the applicable plan documents and/or policies. As a non-commissioned employee, you are eligible to participate in the Bonus Plan approved for your division. Your participation level is 40%, which is based on your salary grade. Tekelec will guarantee for you the bonus payout for the second-half of the year.

The specifics of each benefit plan will be discussed with you upon your commencement of employment. Tekelec reserves the right to change its benefit policies or practices from time to time, at its sole discretion; this letter is not intended as any limitation on that right.

Additionally, Tekelec provides a Vacation/Personal Time Off policy, which allows employees maximum flexibility and discretion in utilizing company paid personal time. Employees start accruing at twenty (20) days per year during their first year of employment. Tekelec also provides for eleven (11) paid holidays per calendar year.

Enclosed is a copy of our Confidentiality and Non-Disclosure Agreement which you must read thoroughly, sign, and return along with the signed, original offer letter in the enclosed envelope. In accordance with Tekelec policy, this offer is contingent upon the successful completion of the background and reference check and the drug screen, both of which have initiated.

In compliance with the Immigration Reform and Control Act of 1986, we request that you provide us with appropriate documentation verifying your work authorization and identification within three days of your first day of employment. Enclosed is a Tekelec document, "Preparing for Your Tekelec New Hire Orientation," which includes a U.S. Government website identifying the acceptable documents to meet immigration requirements.

All employment with Tekelec is "at-will" which means that you may resign at any time with or without notice and that Tekelec reserves the right to terminate your employment or alter your position, duties, or title with or without notice, for any or no particular reason or cause. While the terms of your employment and compensation will be subject to review, typically annually, and will change from time to time, the at-will nature of all employment with the Company will not and cannot change except by an express written offer which must be signed by the President of Tekelec.

On your first day of employment, please arrive at 9:00 a.m. and report to Jodi Yost, Human Resources Administrator. You will spend the morning with Jodi in an orientation session. Lunch will be provided as a part of your orientation.

May 1, 2007
Page Three

Marykay, we would be pleased with your affirmative response to our offer of employment and with your joining Tekelec. If you accept this offer, please sign and complete where indicated and return all original pages of this letter to us as soon as possible.

Should you have any questions, or if there is anything else with which I can assist you, please feel free to contact me at (919) 380-6178. In the meantime, we are pleased to have you on our Tekelec Team.

Sincerely,
TEKELEC

James R. McPherson
Director, Global Resourcing & Learning

cc: Bill Everett

I ACCEPT THE ABOVE OFFER; AND SHALL COMMENCE EMPLOYMENT WITH

TEKELEC ON: __May 21, 2007______________________

__/s/ MARYKAY WELLS____________________________

Signature

This offer of employment will expire on May 8, 2007 .